LIGHTSTONE Value Plus REIT

Dear Shareholder:

A letter is being sent by CMG Acquisition Co., L.L.C. to investors in Lightstone Value Plus REIT seeking to buy their shares at $3 per share. You may receive one.

The SEC has cautioned investors about offers of this nature. Mini-tender offers, which are offers to buy less than 5 percent of a company, "have been increasingly used to catch investors off guard," according to an investor alert on the SEC's website. You should be aware that generally the SEC's tender offer rules designed to protect investors do not apply to mini-tender offers like this one. For example, in making this offer, CMG is not required to file disclosure and other offer documents with the SEC or adhere to additional procedures mandated by U.S. securities laws. These rules would give investors certain protections, including the ability to withdraw their tenders during the offering period and to have their shares purchased on a pro rata basis so investors are not pressured to tender quickly by a "first come first serve" approach.

Please note that CMG is in no way affiliated with Lightstone. CMG does disclose in the letter that they are not qualified real estate appraisers and believe your shares are worth more.

The Board of the Lightstone Value Plus REIT recently initiated a valuation of your shares, and we expect that it will be completed in November or December. Obviously CMG's attempt to buy your shares comes just before the results can be published.

Currently, the maximum number of shares to be redeemed for our 2009 Share Redemption Program has been reached. The next redemption period for shares will commence in the fourth quarter and payment for any shares redeemed will be made next January.

In the normal course assuming Board approval, Lightstone Value Plus REIT will pay its next dividend in January. The dividend could go up or down in the future, but at its current rate of 70 cents per share, the dividend would represent 23% on shares purchased at $3. It is our opinion that the shares value is substantially more than what you are being offered.

Lightstone does not in any way endorse CMG's mini-tender offer and recommends that shareholders not tender their shares in response to this mini-tender offer. We encourage you to consult your financial advisor if you consider accepting this offer. Please note that according to CMG's offer document, investors that have already tendered their shares have 10 days following the date that the investor submits the transfer document to withdraw their shares.

Sincerely,

David Lichtenstein
Chairman

Stephen H. Hamrick
President

C/O ACS Securities Services, Inc. • 3988 N Central Expwy., Bldg. 5 - 6th Floor • Dallas, TX 75204